                                                                   Exhibit 10.43

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                    AGREEMENT

Effective as of February 12, 1996 ("Effective Date"), THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California ("STANFORD"), and Ontogeny Incorporated, a Delaware corporation having a principal place of business at One Kendall Square, Bldg. 600, Cambridge, MA 02139 ("ONTOGENY"), agree as follows:

1.    BACKGROUND

1.1 STANFORD represents and warrants that it is Owner by assignment from Matthew Scott (an investigator employed by Howard Hughes Medical Institute ("HHMI")), Lisa Goodrich and Ronald Johnson of the entire right, title and interest in the United States Patent Application Serial No. 08/319,745 filed October 7, 1994 and entitled "Vertebrate Genes Related to the Drosophila Gene Patched" (STANFORD Docket S94-099) and in the inventions described and claimed therein ("Invention"), and any Licensed Patent, defined in Section 2, which may issue to the Invention, and that STANFORD has the authority to grant the licenses granted hereunder.

1.2 STANFORD has certain technical data and information ("Technology") pertaining to Invention.

1.3 STANFORD wants the Technology and Invention perfected and marketed in a reasonable period of time in order that resulting products will be available for public use and benefit.

1.4 ONTOGENY wants a license under the Technology, Invention, and Licensed Patent to develop, manufacture, use, and sell Licensed Product in the area of human therapeutics and diagnostics.

1.5 The Technology and Invention were developed in the course of research supported by the HHMI in affiliation with STANFORD.

2.    DEFINITIONS

2.1 "Licensed Patent(s)" means any U.S. Letters Patent issued upon STANFORD's U.S. Patent Application, Serial Number 08/319,745 filed October 7,1994, or upon any divisions, continuations, reissues, reexamines, and any continuations-in-part (CIPs), except those CIPs which do not embrace subject matter disclosed in USSN 08/319,745 and which would not be infringed by the practice of the Invention. "Licensed Patent(s)" also includes any and all foreign patents or patent applications corresponding to the above. All such divisions, continuations, reissues, CIPs and foreign applications and patents issuing thereon will be automatically incorporated in and added to this Agreement. This agreement specifically contemplates that Licensed Patents shall include, but is not limited to,


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

      CIPs which are directed to other Patched homologs, e.g., mammalian homologs, and bioactive fragments thereof, diagnostic methods involving Patched gene(s) and/or gene product(s), and drug screening protocols involving Patched gene(s) and/or gene product(s).

2.2 "Licensed Materials" means those proprietary materials which are enumerated in Appendix A and transferred from STANFORD to ONTOGENY within sixty (60) days of the Effective Date.

2.3 "Licensed Product" means any product or part in the Licensed Field of Use, the manufacture, use, or sale of which:

            (a) Is covered by a valid claim of an issued, unexpired Licensed Patent directed to the Invention. A claim of an issued, unexpired Licensed Patent will be presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction where no appeal can be or is taken; or

            (b) Is covered by any claim being prosecuted in a pending application directed to the Invention, provided the claim has not been pending for more than 7 years.

2.4 "Milestone Product" means any product which is not a Licensed Product but which is manufactured in material part through the use of a Licensed Product.

2.5 "Derivative Product" means any product which is not a Licensed Product but which is identified or discovered in material part through the use of a Licensed Product.

2.6 "Source Product" means any product which is not a Licensed Product but which incorporates in material part Licensed Materials.

2.7 "Cell Therapy Product" means any cell, tissue or organ which is engineered ex vivo by a cell processing process which relies, in material part, on the use of a Licensed Product.

2.8 "Derivative Cell Therapy Product" means any cell, tissue or organ which is engineered ex vivo by a cell processing process which does not use of a Licensed Product, but which process is identified or discovered in material part through the use of a Licensed Product.

2.9 "Licensed Process" means any process in the Licensed Field of Use which relies, in material part, on the use of a Licensed Product.

2.10 "Net Sales" means the gross revenue derived by ONTOGENY and sublicensee from Licensed Product, whether or not assembled (and without excluding any components or subassemblies and whether or not patent impacted), less the following items but only as they actually pertain to the disposition of the Licensed


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

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      Product by ONTOGENY or sublicense, are included in the gross revenue, and are separately billed:

            (a) Taxes levied on and/or other governmental charges made as to production, sales, transportation, delivery or use and paid by or on behalf of ONTOGENY or sublicensee;

            (b) Costs of insurance, packing, and transportation from the place of manufacture to the customer's premises or point of installation;

            (c)   Costs of installation at the place of use;

            (d)   Credit for returns, allowances, or trades; and

            (e) Customary trade, quantity or cash discounts and non-affiliated brokers' or agents' commissions actually allowed or taken.

2.11 "Licensed Field of Use" means human and veterinary therapeutics, drug discovery and diagnostics.

2.12 "Exclusive" means that, subject to Article 4, STANFORD will not grant additional licenses in the Licensed Field of Use.

2.13 "Sublicensee" means third parties to whom ONTOGENY has granted sublicenses pursuant to this agreement.

3.    GRANT

3.1 STANFORD grants to ONTOGENY, upon and subject to the terms and conditions of this agreement,

                  (i) a worldwide exclusive license to Licensed Patents, in the Licensed Field of Use, to make, use, and sell Licensed Products, Milestone Products, Derivative Product, Licensed Process, Cell Therapy Products and Derivative Cell Therapy Products; and

                  (ii)  a worldwide non-exclusive license to Licensed Materials.

3.2 The exclusive license granted in paragraph 3.1, including the right to sublicense pursuant to Article 13, in the Licensed Field of Use begins on the Effective Date and ends on the first to occur of.

            (a)   [**] years from the Effective Date; or

            (b) [**] years from the date of first commercial sale of a Licensed Product by ONTOGENY or sublicensee; ONTOGENY agrees to


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

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

      promptly inform STANFORD in writing of the date of first commercial sale.

      Then the exclusive license will be converted to nonexclusive license until expiration of the last Licensed Patent.

3.3 STANFORD has the right to practice the Invention for its own non-commercial research purposes or in non-commercial research collaboration with third party academic or not-for-profit research institutions. STANFORD also has the right to publish any information included in the Licensed Patent.

4.    SPONSORS'RIGHTS

      This Agreement is subject to all of the terms and conditions of Title 35 United States Code Sections 200 through 204. This includes the obligation that ONTOGENY will manufacture substantially in the United States all Licensed Product sold or produced in the United States, as well as certain obligations to HHMI, and to take all reasonable action necessary to enable STANFORD to satisfy its obligation to the sponsor, relating to Invention.

5.    DILIGENCE

5.1 As an inducement to STANFORD to enter into this Agreement, ONTOGENY will use all reasonable effort and diligence to proceed with the development, manufacture, and sale or lease of Licensed Product and to diligently develop markets for the Licensed Product and to meet the specific milestones, expenditure rates, and other measures of diligence are set forth in Appendix B. Anytime after ten (10) years from the date of license, STANFORD may terminate this Agreement if ONTOGENY or a sublicensee has not sold a Licensed Product for a period of 1 year and is not demonstrably engaged in research, development, manufacturing, marketing or licensing program, as appropriate, directed toward the development and commercialization of the licensed subject matter.

5.2 Progress Report - On or before September 30 of each year until ONTOGENY markets a Licensed Product, STANFORD may request in writing that ONTOGENY submit an annual report covering the preceding year ending June 30, regarding the progress of ONTOGENY toward commercial use of Licensed Product. This report will include, as a minimum, information sufficient to enable STANFORD to satisfy reporting requirements of the U.S. Government and for STANFORD to ascertain progress by ONTOGENY toward meeting the diligence requirements of Article 5.

6.    ROYALTIES

6.1 In consideration for the license granted in this agreement, ONTOGENY will pay STANFORD a noncreditable, nonrefundable license issue royalty of $[**] upon signing this Agreement.


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

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

6.2 In addition, upon signing of this Agreement and upon approval by the Provost, ONTOGENY will also issue to STANFORD 6000 shares of Ontogeny Preferred stock.

6.3 Beginning [**] through [**], ONTOGENY will pay STANFORD a yearly royalty of $[**]. Beginning [**] and thereafter, ONTOGENY will pay STANFORD a yearly royalty of $[**]. These yearly royalty payments are nonrefundable but they are creditable against earned royalties as described in Paragraph 6.5.

6.4 In addition, ONTOGENY will pay STANFORD earned royalties on Net Sales as follows:

      o     Pharmaceutical Applications

            o     Net Sales of Licensed Product:...........................[**]%

            o     Net Sales of Licensed Product wherein Licensed Patent is
                  key, but not sole patent covering sale of Licensed
                  Product:.................................................[**]%

            o     Net Sales of Milestone Product:..........................[**]%

            o     Net Sales of Source Product:.............................[**]%

            o     Net Sales of Derivative Product:

                  a one-time payment of $[**] to be made upon first commercial sale

      o     Cell Therapy Applications

            o     On Net Sales of Cell Therapy Product wherein Licensed
                  Product is a key cell differentiation factor used in
                  cell processing to generate the Cell Therapy Product ....[**]%

            o     On Net Sales of Cell Therapy Product wherein Licensed
                  product is used in cell processing, but is not a key
                  factor...................................................[**]%

                  where n is the number of proprietary factors on which Ontogeny has to pay royalties or discovered itself

            o Net Sales of Derivative Cell Therapy Product: a one-time payment of $[**] to be made upon first commercial sale.

      o     Diagnostic Applications

            o     On Net Sales of Licensed Product as a diagnostic,
                  wherein Licensed Product is the sole proprietary component of kit or reagent sold...................................[**]%


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

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

            o On Net Sales of Licensed Product as a diagnostic, wherein Licensed Product is one of several proprietary components of kit or reagent sold...................................[**]%

                  where n is the number of proprietary components on which Ontogeny has to pay royalties or discovered itself

      If there is some dispute regarding what is considered a key patent or key differentiation factor, ONTOGENY and STANFORD agree to discuss and if necessary submit to a board of independent experts.

6.5 Creditable payments under this Agreement may be offset against 50% of each earned royalty payment which ONTOGENY is required to pay under Paragraph
      6.4 until the entire credit is exhausted.

6.6 If this Agreement is not terminated in accordance with other provisions, ONTOGENY'S obligation to pay royalties will continue until the later of:

            (a) [**] from even date herewith, if no Licensed Patent issues covering product sales; or

            (b) As long as ONTOGENY would infringe a valid claim of an unexpired Licensed Patent of STANFORD.

6.7 At the time that any exclusive rights are converted to non-exclusive rights under Article 3 or any other similar provision herein, the royalty due under paragraph 6.4 above shall be halved for any Pharmaceutical, Cell Therapy or Diagnostic product still covered by Licensed Patents but for which exclusive rights are no longer accorded by the subject agreement.

6.8 ONTOGENY will calculate royalties on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. Royalty payments to STANFORD must be in U.S. Dollars. ONTOGENY will pay all non-U.S. taxes related to royalty payments and will not deduct these taxes from the payments due STANFORD.

7.    PATENT PROSECUTION

7.1 STANFORD and ONTOGENY will share responsibility for patent prosecution as follows:

      ONTOGENY will lead the management of prosecution of the Licensed Patent using patent counsel reasonably acceptable to STANFORD. Counsel will directly notify STANFORD, and provide STANFORD copies of any official communications from United States and foreign patent offices relating to said prosecution, as well as copies of relevant communications to the various patent offices so that STANFORD may be informed and apprised of the continuing prosecution of Licensed Patent. STANFORD will have reasonable opportunities to participate in decision making on key decisions affecting filing, prosecution and maintenance of the Licensed Patent, including, without limitation reasonable opportunity to review the abandonment of any Licensed Patent or claims thereof, and ONTOGENY will use reasonable efforts to incorporate STANFORD's reasonable suggestions regarding said prosecution. ONTOGENY will use reasonable efforts to amend any patent application to include claims reasonably requested by STANFORD to protect Licensed Product. No case will be abandoned without giving STANFORD at least thirty (30) days notice and opportunity to pursue the application.

7.2 Except as by mutual agreement between the parties, patent applications comprising the Licensed Patent are to be filed in the major world markets, which filing will be satisfied by filing in the following patent offices:
      United States, Canadian, Japanese, Australia and European.

7.3 If STANFORD demonstrates that it is not being adequately informed or apprised of the continuing prosecution of Licensed Patent or that STANFORD is not being provided with reasonable opportunities to participate in decision making as indicated in the above paragraph, STANFORD will assume lead management of the prosecution of the Licensed Patent, using patent counsel reasonably acceptable to ONTOGENY, and STANFORD will thereafter provide ONTOGENY with the same safeguards which STANFORD was due under paragraph 7.1. Any such demonstration will involve reasonable written notice to ONTOGENY specifically detailing the STANFORD's concern, and a reasonable opportunity, including a 60 day cure period, for ONTOGENY to refute or cure the basis for STANFORD's concern. STANFORD agrees to diligently prosecute or assist in prosecuting Licensed Patent. If after the cure period STANFORD and ONTOGENY still cannot agree on a cure for STANFORD's concerns, both parties agree to submit the dispute to Arbitration as set forth in Article 18 below.

7.4 Within 45 days after receipt of a statement from STANFORD, ONTOGENY will reimburse STANFORD for all costs incurred by STANFORD, including those costs incurred prior to the Effective Date, in connection with the preparation, filing and prosecution of all patent applications and maintenance of patents corresponding to the Invention.

7.5 In the event that STANFORD assumes lead management of the Licensed Patent under Paragraph 7.3 above, ONTOGENY will reimburse STANFORD for all reasonable costs incurred in the preparation, filing, prosecution and maintenance of the Licensed Patent within 45 days after receipt of a statement from STANFORD. STANFORD agrees to use reasonable efforts to minimize such patent costs by whatever means necessary for the benefit of ONTOGENY, provided however, that the quality and scope of the Licensed Patent will not be jeopardized by such minimization. STANFORD agrees to provide an annual patent prosecution and maintenance budget to ONTOGENY with reasonable period for review. ONTOGENY will not be held liable for any fees or services in excess of the agreed upon budget unless by consent in writing.

8.    ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1 ONTOGENY will make written reports and earned royalty payments to STANFORD beginning with the first sale of a Licensed Product. These reports and payments will be due within 45 days after the end of each calendar quarter. The report will include the number, description and aggregate Net Sales of Licensed Product as well as the calculation of earned royalty payment due STANFORD under Paragraph 6.4 for the completed calendar quarter. ONTOGENY will also include the payment of royalties for the calendar quarter covered by the report.

8.2 ONTOGENY must keep and maintain records for a period of 3 years showing the manufacture, sale, use, and other disposition of products sold or otherwise disposed of under the license. These records will include general ledger records showing cash receipts and expenses, and records that include production records, customers, serial numbers and related information in sufficient detail to be able to determine the royalties owed to STANFORD. ONTOGENY will also permit STANFORD to examine books and records when necessary to verify reports described in Paragraph 8.1. STANFORD or its designee will make the examination at STANFORD's expense. If the audit reveals 5% or more under reporting of royalties due STANFORD, ONTOGENY will pay the audit costs.

9.    NEGATION OF WARRANTIES

9.1   Nothing in this Agreement can be construed as:

            (a) A warranty or representation by STANFORD as to the validity or scope of any Licensed Patent;

            (b) A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents, copyrights, and other rights of third parties;

            (c) An obligation to bring or prosecute actions or suits against third parties for infringement, except as described in Article 13; or

            (d) Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of STANFORD or other persons other than Licensed Patent, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent.

9.2 Except as expressly set forth in this Agreement, STANFORD makes no representations and extends no warranties of any kind, either express or implied.

      There are no express or implied warranties of merchantability or fitness for a particular purpose, or that the use of the Licensed Product will not infringe any patent, copyright, trademark, or other rights or any other express or implied warranties.

9.3 ONTOGENY agrees that nothing in this Agreement grants ONTOGENY any express or implied license or right under or to:

            (a) U.S. Patent No. 4,237,224, "Process for Producing Biologically Functional Molecular Chimeras"; U.S. Patent No. 4,468,464 and U.S. Patent No. 4,740,470, both entitled, "Biologically Functional Molecular Chimeras" (collectively known as the Cohen/Boyer patents), or reissues; or

            (b) U.S. Patent 4,656,134 "Amplification of Eucaryotic Genes" or any corresponding patent applications.

10.   INDEMNITY

10.1 ONTOGENY will indemnify, hold harmless, and defend STANFORD, HHMI and STANFORD Health Services and their respective trustees, officers, employees, students, and agents against any and all claims for death, illness, personal injury, property damage, and improper business practices arising out of the manufacture, use, sale, or other disposition of Invention Licensed Patent, Licensed Product, or Technology by ONTOGENY or sublicensee, or their customers.

10.2 STANFORD and HHMI will not be liable for any indirect, special, consequential, or other damages whatsoever, whether grounded in tort (including negligence), strict liability, contract or otherwise. STANFORD and HHMI will not have any responsibilities or liabilities whatsoever with respect to Licensed Product.

10.3 ONTOGENY must at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement.

10.4 In addition to the foregoing, ONTOGENY must maintain, during the term of this Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carrier to cover the activities of ONTOGENY and its sublicensee. This insurance must provide minimum units of liability of $5,000,000 and must include STANFORD, HHMI and STANFORD Health Services, their trustees, directors, officers, employees, students, and agents as additional insureds. This insurance will be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement. At STANFORD's request, ONTOGENY will furnish a Certificate of Insurance evidencing primary coverage and requiring 30 days prior written notice of cancellation or material change to STANFORD.

      ONTOGENY will advise STANFORD, in writing, that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of ONTOGENY must be primary coverage; insurance of STANFORD, HHMI or STANFORD Health Services will be excess and noncontributory.

11.   MARKING

      ONTOGENY will mark Licensed Product (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words "Patent Pending," if no patent on the Invention has issued and with the numbers of the Licensed Patent when a patent has issued.

12.   NAMES AND MARKS

      ONTOGENY will not identify STANFORD or HHMI in any promotional advertising or other promotional materials to be disseminated to the public or to use the name of any STANFORD faculty member, employee, or student or any trademark, service mark, trade name, or symbol of STANFORD, HHMI or the STANFORD Health Services or both, without STANFORD's or HHMI's prior written consent.

13.   INFRINGEMENT BY OTHERS; PROTECTION OF PATENTS

13.1 ONTOGENY will promptly inform STANFORD of any suspected infringement of a Licensed Patent. During the Exclusive period of this Agreement, STANFORD and ONTOGENY each have the right to institute an action for infringement of the Licensed Patent against a third party as follows:

            (a) If STANFORD and ONTOGENY agree to institute suit jointly, the suit will be brought in both their names, the out-of-pocket costs and any recovery or settlement will be divided equally. ONTOGENY and STANFORD will agree to the manner in which they exercise control over the action. STANFORD may, if it so desires, also be represented by and pay for separate counsel;

            (b) If there is no agreement to institute a suit jointly, STANFORD may institute suit, and, at its option, join ONTOGENY as a plaintiff. If STANFORD decides to institute suit, then it will notify ONTOGENY in writing. Failure by ONTOGENY to notify STANFORD in writing within 15 days of the written notice will mean that ONTOGENY has assigned to STANFORD all rights, causes of action, and damages resulting from any alleged infringement;

            (c) If neither (a) nor (b) above occurs, ONTOGENY may institute suit and, at its option, join STANFORD as a plaintiff. ONTOGENY will pay the entire cost of litigation and be entitled to retain the entire amount of any recovery or settlement. However any recovery in excess of litigation costs will be considered Net Sales, and ONTOGENY will pay STANFORD royalties as indicated in Section 6.

13.2 Should either STANFORD or ONTOGENY commence a suit under Paragraph 13.1 but then decide to abandon the suit, it will give timely notice to the other part. The other party may continue prosecution of the suit only if the two parties can agree on sharing of expenses and any recovery.

14.   SUBLICENSE

14.1 ONTOGENY may grant sublicenses to Licensed Patents and Licensed Materials during the exclusive period of this agreement.

14.2 If ONTOGENY is unable or unwilling to serve or develop a potential market or market territory for which there is a willing sublicensee, ONTOGENY will, at STANFORD's request, negotiate in good faith a sublicense under this Agreement. Bona fide business concerns of ONTOGENY will be considered in any good faith negotiation for a sublicense under this Agreement.

14.3 Any sublicense granted by ONTOGENY under this Agreement must be subject and subordinate to terms and conditions of this Agreement, except:

            (a) The sublicensee may further sublicense any rights under Licensed Patents or Licensed Materials only as:

                  (i) needed or implied in the course of distribution, installation or performance of service as required for the sale to an end-user of Licensed Products, Milestone Products, Derivative Product, Cell Therapy Products, Derivative Cell Therapy Products and Licensed Materials, or

                  (ii) not specifically rejected in writing by STANFORD within thirty (10) days of written notification of sub-sublicense by ONTOGENY, any such rejection not being unreasonably made by STANFORD; and

            (b) The earned royalty rate specified in the sublicense may be at higher rates than the rates in this Agreement. Any sublicense also will expressly include the provisions of Articles 8, 9, and 10 for the benefit of STANFORD and HHMI and, in the event that this Agreement is terminated, provide for the transfer of all obligations, including the payment of royalties, to STANFORD or its designee.

14.4 ONTOGENY will provide STANFORD a copy of any sublicense granted under this Agreement.


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

     Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

15.   STRATEGIC PARTNERSHIPS

      Pursuant to ONTOGENY entering into a corporate partnership agreement or other similar strategic partnership agreement for development of Licensed Products, Milestone Products, Derivative Product, Cell Therapy Products and Derivative Cell Therapy Products, ONTOGENY will pay STANFORD, with sixty (60) days of execution of such partnership agreement, as follows:

            If agreement constitutes committed funds to ONTOGENY (including half the value of equity investments) of less than or equal to $2 Million, then STANFORD will receive $[**].

            If agreement constitutes committed funds to ONTOGENY (including half the value of equity investments of less than $10 Million, but greater than $2 Million, then STANFORD will receive $[**].

            If agreement constitutes committed funds to ONTOGENY (including half the value of equity investments) of greater than or equal to $10 Million, then STANFORD will receive $[**].

16.   TERMINATION

16.1 ONTOGENY may terminate this Agreement by giving STANFORD a 60 day notice in writing.

16.2  STANFORD may terminate this Agreement if LICENSEE:

            (a)   Is in default in payment of royalty or providing of reports;

            (b)   Is in breach of any provision of this Agreement; or

            (c)   Provides any false report;

      and ONTOGENY fails to remedy the default, breach, or false report within 30 days after written notice by STANFORD.

16.3  Surviving any termination are:

            (a)   LICENSEE's obligation to pay royalties accrued or accruable;

            (b) Any cause of action or claim of ONTOGENY or STANFORD, accrued or to accrue, because of any breach or default by the other party; and

            (c)   The provisions of Articles 8, 9, and 10.

17.   ASSIGNMENT

      This Agreement may be assigned to Affiliates of ONTOGENY upon written approval by STANFORD. STANFORD will not unreasonably withhold approval. For purposes of this agreement, "Affiliate" shall mean any corporation or other business entity which directly or indirectly controls, is controlled by, or is under common control with ONTOGENY. Control means ownership or other beneficial interest in 50% or more of the voting stock or other voting interest of a corporation or other business entity,

18.   ARBITRATIQN

18.1 Any controversy or any disputed claim arising from this Agreement, excluding any dispute relating to patent validity or infringement, will be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association.

18.2 Upon request by either party, arbitration will be by a third party arbitrator mutually agreed upon in writing by ONTOGENY and STANFORD within " )0 days of request. The arbitrator's judgement will be final and nonappealable and may be entered in any court having jurisdiction.

18.3 Discovery will be as a civil suit in the California Superior Court. The Arbitrator may limit the scope, time or issues involved in discovery.

18.4 Any arbitration will be held at STANFORD, California, unless the parties mutually agree in writing to another place.

19.   NOTICES

      Notices are to be written and deposited in the United States mail, registered or certified, and addressed as follows:

            To STANFORD:      Office of Technology Licensing
                              STANFORD University
                              900 Welch Road, Suite 350
                              Palo Alto, CA 94304-1850
                              Attention: Director

            To LICENSEE:      Ontogeny Incorporated
                              One Kendall Square
                              Building 600
                              Cambridge, MA 02139
                              Attention: President & CEO

      Either party may change its address upon written notice to the other party.

20.   WAIVER

      None of the terms of this Agreement can be waived except by the written consent.

21.   APPLICABLE LAW

      This Agreement shall be governed by the laws of the State of California applicable to agreements negotiated, executed and performed wholly within California.

22.   MERGER

      The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

                                    THE BOARD OF TRUSTEES OF THE
                                    LELAND STANFORD JUNIOR
                                    UNIVERSITY

                                    Signature: /s/ Katherine Ku

                                    Name: Katherine Ku

                                    Title: Director, Technology Licensing

                                    Date: Feb. 8, 1996


                                    ONTOGENY INCORPORATED

                                    Signature: /s/ Heidi Wyle

                                    Name: Heidi Wyle

                                    Title: COO

                                    Date: 2/12/96

                                                                      S94-099:MW
                                                    Stanford /Ontogeny Agreement
                                                                      Appendix A

                     Patched-Associated Biological Materials

Derivatives of the patched cDNA clones

Genomic DNA clones containing the patched promoter, and derivatives, especially fusions to reporter genes

Patched homologues from other species including human

Antibodies, including rat, rabbit and chicken, and other species antiserum against vertebrate patched protein

Patched protein

PCR primer sequences

Cell culture assay material for patched

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                                                      S94-009:MW
                                                    Stanford /Ontogeny Agreement
                                                                      Appendix B

                Diligence Milestones for Ontogeny Patched Program

1.    Nov. 10, 1996
      [**]

2.    Dec. 15, 1997
      [**] and [**] in [**] from [**] a [**] or [**]

3.    end 4Q, 1998
      [**]

4.    end 4Q, 2000
      [**]

5.    end 4Q 2001
      [**]